                                                                   Exhibit 10.23

This Agreement made in duplicate the 13th day of October, 1998.

BETWEEN:

         The Registrar of Alcohol and Gaming ("the Registrar") appointed under the Alcohol and Gaming Regulation and Public Protection Act, 1996

                                     - and -

         Bingo Press and Specialty Limited ("Bingo Press")

Recitals

1. The Gaming Control Commission issued a "Request for Proposal for the Printing and Distribution of Break Open Tickets", August 6, 1997.

2. Bingo Press was selected to provide certain gaming goods and services as a result of its response, dated September 19, 1997 (the "Response") to the Request for Proposal.

3, Bingo Press and the Registrar consider it expedient and appropriate to enter into this Agreement with respect to the manufacture, including printing, production and supply of break open tickets.

4. The terms, conditions and statements contained in the Request for Proposal and in Bingo Press's submission to the Request for Proposal (with the exception of section 5 "Break Open Ticket Warehousing and Distribution") continue to apply to the extent that the provisions have not been altered by this Agreement or by any statute, regulation, term of registration, standard, requirement, term and condition of a license and the Request for Proposal and Bingo Press's submission to the Request for Proposal are appended as Appendix A and Appendix B respectively and are included in and form part of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, indemnities and other consideration of the parties contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the Registrar and Bingo Press agree as follows:

Purposes of the Agreement:

1.0      The purposes of this Agreement are to provide for:

         a) the manufacture, including printing, production and supply of break open tickets by Bingo Press, as set out in this Agreement;

Agreement
October 13, 1998
Page 2



         b) the collection and remittance of any fees or other charges with respect to the break open tickets manufactured or supplied by Bingo Press established:

                  i)       by the Registrar,

                  ii)      by Order-in-Council,

                  iii) under the Alcohol and Gaming Regulation and Public Protection Act, 1996, or

                  iv)      by some other means;

         c) the development of break open ticket lottery schemes and products with the view to improving the enforcement and efficiency of the province's break open ticket sector and enhancing the level of proceeds obtained by licensees from break open ticket lottery schemes;

         d) the use by Bingo Press of any intellectual property of the Registrar, the Alcohol and Gaming Commission of Ontario, the board of the Alcohol and Gaming Commission of Ontario or of any other ministry, agency, board or commission of the Government of Ontario;

         e)       other ancillary and incidental matters.

1.1      Interpretation

The Registrar and Bingo Press acknowledge that in applying and interpreting this Agreement, specific provisions that address a matter have priority over general provisions. Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, governmental body or other regulatory body shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

2.0      Definitions

"Act" means the Gaming Control Act, 1992, S.O, 1992, chapter 24, as amended by S.O. 1993, chapter 25, sections 25-43, S.O. 1996, chapter 26, section 4 and as it may be amended.

"Agreement" means this Agreement and all appendices and schedules attached to this Agreement, in each case as they may be supplemented or amended from time to time, and the expressions "hereof", "herein", hereto", "under", "hereby", and similar expressions refer to this

Agreement
October 13, 1998
Page 3



Agreement and unless otherwise indicated, references to articles and sections are to articles and sections of this Agreement.

"Force Majeure" means an act of God, civil commotion or war.

"Governmental authority" means any government, legislature, regulatory authority, agency, commission, board, court or instrumentality of Canada, the Province of Ontario and a municipality having jurisdiction over Bingo Press or its business activities;

"Governmental consent" means any licence, right, permit, franchise, privilege, registration, direction, decree, consent, order, permission, approval or authority to be issued or provided by a Governmental authority;

"Intellectual property" means all trade names, brand names, trade marks, trade mark registrations and applications, works, copyrights, copyright registrations and applications, inventions, patents and patent applications, industrial designs, industrial design registrations and applications, trade secrets, know-how, policies, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, unpatented blueprints, drawings and design, formulae, processes, technology, software and all source and object code versions thereof and all related documentations, all data bases, flow charts, service or manufacturer manuals and any enhancements, modifications or substitutions thereof, and other intellectual property, together with all rights under licenses, technology transfer agreements, and other agreements or licenses or instruments relating to any of the foregoing.

"Interested person" and similar phrases, including "person interested in" have the same meaning as provided for in section 8 of the Act.

"Licensee" means a charitable or religious organization or a board of a fair or exhibition licensed pursuant to section 207 of the Criminal Code.

3.0      Term of Agreement

The term of this Agreement shall commence on November 3, 1997 and shall expire at 11:59 p.m., Eastern Standard Time, on November 2, 2002 unless this Agreement is otherwise terminated or extended.

3.1      Extension of Term of Agreement

The term of this Agreement may be extended for up to one year or, through one or more renewal terms, for such other time as agreed upon by mutual consent but not for a period of more than five years. The term of this Agreement, including with any extension, shall not extend beyond

Agreement
October 13, 1998
Page 4




November 2, 2007. If either party does not wish to extend the term of this Agreement at the conclusion of the term, or any renewal term, that party shall provide the other party with written notice of such intention not less than 180 days before the last day of the term, or any renewal term. If no notice is delivered by the date indicated, the parties shall be deemed to have agreed to extend the term of this Agreement for a period of one year.

4.0      Covenants of Bingo Press

Bingo Press covenants that it shall during the term of this Agreement:

         a) maintain and keep its corporate existence in full force and effect and power;

         b) maintain and keep its registration as a gaming supplier under the Act in full force and effect and maintain and keep any other Governmental consents required by a Governmental authority in full force and effect;

         c) manufacture, produce and supply break open tickets in accordance with the Act, its regulations, terms of registration, terms and conditions of licenses, standards or requirements established by the Registrar and the business plan or plans approved by the Registrar;

         d) make available and supply unimprinted break open tickets to all registered gaming suppliers in Ontario whose accounts are in good standing on terms and conditions no less favourable than the terms and conditions used for the supply of unimprinted break open tickets to a division of Bingo Press or any business entity that is associated or affiliated with or is a subsidiary or parent of Bingo Press;

         e) report to the Registrar such reports and in such fashion as are requested or required with respect to the financial affairs, business operations, product development or other related matters and within such time period as specified by the Registrar;

         f) submit to the Registrar within such time period as specified by the Registrar a business plan or plans in such fashion as requested for the approval of the Registrar. The contents of a business plan are anticipated by the parties to include the information set out in Appendix "C". Bingo Press acknowledges that the Registrar, as part of a process with respect to a decision to approve or not to approve of a business plan or plans may consult with stakeholders in the break open ticket sector, including Licensees, gaming suppliers and Governmental authorities, and obtain such professional and technical advice or expertise as the Registrar considers appropriate;

Agreement
October 13, 1998
Page 5


         g) act in accordance with the business plan approved of by the Registrar or any amendments that have been approved by the Registrar;

         h) collect and remit to the Registrar, within the time periods specified by the Registrar and in accordance with the directions provided by the Registrar from time to time, any fees or other charges, with respect to break open tickets manufactured or supplied by Bingo Press, that are or may be established and to do so, if appointed by the Registrar as agent, as agent for the Registrar. Bingo Press shall, in collecting any such fees, take such efforts that are no less diligent than it uses or would use to collect any funds owed to it by a Licensee, a registered gaming supplier or another person. Bingo Press shall monitor the status of accounts and report to the Registrar in a timely fashion any delinquent accounts and may discuss with the Registrar what efforts would be appropriate to fulfill this covenant.

         i) provide to the Registrar within the time period specified by the Registrar the following information on an annual basis or as required by the Registrar;

                  i) audited consolidated financial statements for Stuart Entertainment Inc., supplementary financial information which will disclose the unaudited balance sheet and earnings of Bingo Press, and sufficient information to enable the financial information provided in the supplementary financial information to be traced to the audited consolidated financial statements for Stuart Entertainment Inc.;

                  ii) reports prepared in accordance with section 5815 of the CICA Handbook, or the applicable provisions of the CICA Handbook, by an independent auditor approved by the Registrar of its compliance with this Agreement, the terms and conditions of licenses, the Act and its regulations, the terms of registration, standards, requirements, system of internal controls, and the approved business plan or plan.

         j) provide a list of any subcontractors it intends to use that are not otherwise identified in the business plans and approved by the Registrar;

         k) implement and comply with a system of internal controls that is in compliance with the Registrar's policies on internal controls.

Agreement
October 13, 1998
Page 6


5.0      Covenants of the Registrar

The Registrar:

         a) shall authorize or cause to be authorized Bingo Press to be the exclusive manufacturer of break open tickets for the following market in Ontario:

                  i) Licensees who sell the break open tickets at premises operated by persons registered as break open ticket sellers;

                  ii) Licensees who conduct and manage lottery schemes pursuant to a license issued by the Registrar and that are known as "P-Licences", other than bingo sponsors associations;

                  iii) registered gaming suppliers supplying break open tickets to Licensees provided for in (i) or (ii).

         b) may authorize or cause to be authorized Bingo Press to use and incorporate on each break open ticket manufactured by it a unique identifier or logo of the Alcohol and Gaming Commission of Ontario that is the Intellectual property of the Alcohol and Gaming Commission of Ontario; and

         c) may appoint Bingo Press as the Registrar's agent for purposes of the collection and remittance of any fees or other charges.

6.0      Representations and Warranties

Bingo Press represents and warrants, and acknowledges that the Registrar is relying on such representations and warranties in connection with the transactions contemplated by this Agreement, the following:

         a) Bingo Press is a corporation duly incorporated and organized under the laws of Ontario;

         b) The officers, directors and shareholders of Bingo Press are as follows:

                  Officers:

                  Albert F. Barber, Chairman and Chief Executive Officer Timothy Stuart, President and Chief Operating Officer Roy L. Lister, Executive Vice President

Agreement
October 13, 1998
Page 7



                  Michael A. Schalk, Secretary
                  Douglas W. Rye, Assistant Secretary
                  Paul C. Tunink, Vice President of Finance

                  Directors:

                  Albert F. Barber
                  Douglas W. Rye

                  Shareholders:

                  Stuart Entertainment Inc. - 100% of issued shares of all classes and that no other person or persons have any interest in the corporation such that that person is an Interested person;

         c) The officers, directors and shareholders of Bingo Press set out in paragraph (b) shall not be changed without the prior written approval of the Registrar;

         d) Bingo Press has all the necessary corporate capacity, power and authority to enter into and to carry out the provisions of this Agreement. This Agreement has been duly authorized by Bingo Press and constitutes a valid and binding obligation of Bingo Press, enforceable against Bingo Press in accordance with its terms;

         e) Neither the execution and delivery of this Agreement nor the fulfilment of or compliance of its terms and conditions:

                  i) conflicts with any of the terms, conditions or provisions of or constitutes a default under the corporate charter and bylaws of Bingo Press; or

                  ii) conflicts in a material respect with or results in a material breach of any of the terms, conditions or provisions of or constitutes a material default under any material agreement, licence or other instrument to which Bingo Press is a party or by which it is bound;

         f) To its knowledge after due inquiry, there are not actions, suits or proceedings pending or threatened against Bingo Press which could reasonably be expected to affect materially adversely its ability to perform its obligations under this Agreement;

Agreement
October 13, 1998
Page 8




         g) Bingo Press shall provide the goods and services contemplated in a professional and workmanlike manner and in a manner to permit the Registrar to have the full benefit of Bingo Press's qualifications;

         h) Bingo Press shall ensure that all personnel providing the goods and services contemplated possess the necessary qualifications, skills, training and experience to provide the goods and services and that its facilities are a safe, secure and suitable location;

         i) Bingo Press shall provide the goods and services in accordance with this Agreement and in a timely manner.

         These representations and warranties contained in this Agreement are given as of the date of the Agreement and shall survive the execution and delivery of this Agreement for the term.

7.0      Insurance

Bingo Press shall maintain and keep in full effect and force for the duration of the Agreement an insurance policy or policies that, at minimum, meet the requirements set out in the Request for Proposal and in the Response.

8.0      Indemnification

Bingo Press shall indemnify and save harmless Her Majesty the Queen in Right of Ontario, the Ministry of Consumer and Commercial Relations, the Alcohol and Gaming Commission of Ontario, the Registrar of Alcohol and Gaming, the board of the Alcohol and Gaming Commission of Ontario and their officers, directors, employees and agents from and against all claims, demands, costs, losses, damages, actions, suits or other proceedings arising out of the actual or alleged errors, omissions or negligence of Bingo Press, its officers, directors, partners, subsidiaries, affiliated or associated business entities, and their employees or agents in connection with the goods and services, including, without limitation:

         a) any claims by third parties, caused by errors, omissions, negligence, willful conduct, recklessness or fraud,

         b) all reasonable legal fees, costs and expenses which may be sustained or incurred in regard to such claims.

The benefit of this covenant, to the extent that it runs to someone nor a party to this Agreement, shall be held by the Registrar in trust for such person and may be enforced by the Registrar for

Agreement
October 13, 1998
Page 9




the benefit of such person. Bingo Press acknowledges that it has received separate and sufficient consideration for this covenant of indemnity.

9.0      Assignment

The Registrar may assign, transfer or otherwise dispose of this Agreement, in whole or in part, or any rights, title or interests in the Agreement, without the permission of Bingo Press and any such assignment, transfer or other disposal shall permit the assignee, transferee or disposee to assign, transfer or otherwise dispose of this Agreement, in whole or in part, or any rights, title or interests in the Agreement without the permission of Bingo Press. Bingo Press may assign, transfer or otherwise dispose of this Agreement, in whole or in part or any rights, title or interest in the Agreement only with the prior written permission of the Registrar.

10.0     Conflict of Interest

Bingo Press, any of its subcontractors and any of their respective officers, directors, employees and agents shall not engage in any activity or provide any goods or services to the Registrar where such activity or provision of such goods or services creates a conflict of interest (actually or potentially in the sole opinion of the Registrar) with the provision of the goods and services pursuant to this Agreement. Bingo Press acknowledges and agrees that it shall be a conflict of interest for it to use confidential information of the Crown relevant to the goods or services where the Registrar has not specifically authorized such use.

10.1

Bingo Press shall disclose to the Registrar without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

10.2

Bingo Press covenants and agrees that it will not hire or retain the services of any employee or previous employee of the Ontario Public Service where to do so constitutes a breach by such employee or previous employee of any Government of Ontario directive that may, from time to time, apply to such employee or previous employee.

10.3

A breach of section 10.0, 10.1 or 10.2 by Bingo Press shall entitle the Registrar to terminate this Agreement, in addition to any other remedies that the Registrar has in the Agreement, in law or in equity. The Registrar may, in his or her sole discretion, provide Bingo Press with an opportunity to rectify any such conflict of interest within such time period and under such terms as the Registrar may determine.

Agreement
October 13, 1998
Page 10






10.4

The Registrar understands that Bingo Press carries on business in jurisdictions other than Ontario and provides other goods and services in Ontario and that these facts alone do not give rise to a conflict of interest.

11.0     Confidentiality of Information and Materials

The parties acknowledge and agree that all information and materials received from or provided by the other shall be considered confidential and that, subject to the provisions of the Freedom of Information and Protection of Privacy Act and as otherwise required by this Agreement, shall not be disclosed to any third parties without the prior agreement of the other party. Bingo Press acknowledges and consents to the Registrar releasing information and materials received from Bingo Press where, in the Registrar's opinion, the release is necessary and appropriate:

         a)       for law enforcement purposes;

         b)       to enforce this Agreement;

         c) for government purposes, including but not limited to informing and advising the government and its agencies with respect to matters contemplated in this Agreement;

         d)       to carry out the consultations contemplated in section 4.0(f).

11.1

Bingo Press shall maintain confidential all confidential information or materials received from or provided by the Registrar and use such information or materials only for the purposes for which it was received from or provided by the Registrar. Bingo Press shall return, at the request of the Registrar, any and all such information and materials. Section 11.0 and 11.1 shall survive termination of this Agreement for any reason.

12.0     Notices

Any notice, demand, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally upon the party for whom it is intended, or mailed by registered mail, return receipt requested or sent by facsimile in the case of:

Agreement
October 13, 1998
Page 11




         a)       Bingo Press

                  Bingo Press and Specialty Limited
                  301 Louth Street
                  St. Catharines, Ontario
                  L2S 3V6

                  Attention:  Les Pregitzer

                  (905) 984-6377 (Facsimile)

         b)       Registrar

                  Registrar of Alcohol and Gaming
                  Alcohol and Gaming Commission of Ontario
                  10th Floor
                  20 Dundas Street West
                  Toronto, Ontario
                  M5G 2N6

                  (416) 326-8054 (Facsimile)

or such other address or in care of such other officers or persons as a party may from time to time advise to the other party by notice in writing. The date of receipt of any such notice, demand, request, consent, agreement or approval if served personally or by facsimile shall be deemed to be the date of delivery thereof (if such day is a business day and if not, the next following business day), or if mailed as aforesaid, the date of delivery by a postal authority.

13.0     No Partnership, Joint Venture or Agency Relationship

Nothing contained in this Agreement shall be construed to be or to create a partnership, joint venture or agency relationship between the Registrar, his or her successors or assigns, on the one part, and Bingo Press its successors or assigns, on the other part, other than the agency relationship contemplated with respect to the collection and remittance of fees and other charges.

14.0     Modification and Changes

No change to this Agreement shall be deemed to have been agreed to unless such change is in writing and is signed by the party against whom the change to this Agreement is alleged.

Agreement
October 13, 1998
Page 12



15.0     Understandings and Agreements

This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to the manufacture of break open tickets. Bingo Press acknowledges and agrees that nothing in this Agreement restricts or should be construed as restricting the Lieutenant Governor in Council, the Registrar or other Governmental authorities from establishing, modifying, changing or directing that changes be made pursuant to regulation, terms of registration, terms and conditions of licences, standards, requirements, policies or otherwise.

16.0     Enforceability

In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable as written by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in full force and effect with respect to the enforceable provisions, and all rights and remedies accrued under the enforceable provision shall survive any such determination.

17.0     Time of Essence, Extensions or Abridgements of Time

Time shall in all respects be of the essence hereof. The time for doing or completing any matter provided for herein may be extended or abridged by an agreement in writing signed by the Registrar and Bingo Press, or by their respective counsel who are hereby expressly appointed in that regard.

18.0     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and each party irrevocably and unconditionally submits to the nonexclusive jurisdiction of the courts of Ontario and all courts competent to hear appeals therefrom.

19.0     Survival of Covenants

Any covenant, term or provision of this Agreement which, in order to be effective must survive the termination of this Agreement, shall survive any such termination.

20.0     Third Parties

None of the rights or obligations hereunder of any party shall enure to the benefit of or be enforceable by or against any party other than the parties to this Agreement and their respective successors and permitted assigns and as provided for in the covenant of indemnification.

Agreement
October 13, 1998
Page 13


21.0     Waivers

Failure by the Registrar or Bingo Press to insist upon strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall not constitute a waiver of my such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

22.0     Force Majeure

Notwithstanding any other provision of this Agreement, if, by reason of Force Majeure a party is unable to perform in whole or in part its obligations under this Agreement, then in such event and only during such period of inability to perform, such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform, so caused, shall not make such party liable to the other, and any time period in which such obligation is to be performed shall be extended for such period of inability to perform.

22.1

Bingo Press acknowledges and agrees that the Registrar may arrange for the manufacture, including printing, production or supply of break open tickets by another person on such terms and conditions as the Registrar considers appropriate where Bingo Press is unable or unwilling to do so.

22.2

Bingo Press and the Registrar acknowledge that Bingo Press has a disaster recovery plan, as set out in its Response and that that disaster recovery plan is intended to ensure an adequate supply of product.

23.0     Termination

Subject to section 24.0, the parties acknowledge and agree that the Registrar may, in addition to or in modification of the terms set out in the Request for Proposal, terminate this Agreement prior to the expiry date if:

         a) Bingo Press or any of its officers, directors, shareholders or interested persons is charged, convicted or found guilty of an offence under Part VII of the Criminal Code of Canada or the Act;

Agreement
October 13, 1998
Page 14





         b) Bingo Press is subject to an Order of Immediate Suspension of Registration, a Notice of Proposed Order to Suspend Registration, a Notice of Proposed Order to Revoke Registration, an Order of Suspension, an Order of Revocation, or any similar order or proposed order, under the Act;

         c) Bingo Press is adjudged bankrupt, makes a general assignment for the benefit of its creditors, or a receiver is appointed, on account of Bingo Press's insolvency;

         d) Bingo Press fails to collect or remit, within the time period specified by the Registrar or in accordance with the directions provided by the Registrar, to the Registrar any fees or other charges;

         e) there is a change in officers, directors or shareholders that has not been approved by the Registrar;

         f) Bingo Press fails to act in accordance with the law (including the regulations, terms of registration, the terms and conditions of licences and any agreements that are required or flow from such term or term and condition) or fails to comply with the requirements and standards;

         g) Bingo Press fails to act in accordance with the approved business plan or plans;

         h)       Bingo Press is otherwise in default of this Agreement.

23.1

The Registrar may, in lieu of terminating this Agreement, assess the amount of damages caused by any failure or default by Bingo Press and Bingo Press agrees to pay the damages assessed as liquidated damages within the time period specified by the Registrar.

23.2

Bingo Press may terminate this Agreement prior to the expiry date upon six months written notice to the Registrar and Bingo Press's obligation to manufacture, produce and supply break open tickets shall cease on termination of this Agreement pursuant to section 23.2.

Agreement
October 13, 1998
Page 15



23.3

If the Agreement is terminated for any reason, Bingo Press shall cooperate fully with the Registrar to ensure that any potential disruption to the supply of break open tickets is minimized and to ensure that the winding down of any matters under this Agreement is done so in an orderly and businesslike manner. The Registrar may, as part of the winding down of this Agreement, authorize Bingo Press to sell its inventory to Licensees or to registered gaming suppliers, if requested to do so by Bingo Press, provided that the inventory levels are reasonable in the circumstances.

24.0     Dispute Resolution

The following dispute resolution process shall be used prior to the Registrar terminating this Agreement or assessing any damages referred to in sections 23.0 and 23.1:

         a) the Registrar shall advise Bingo Press in writing of any purported failure or default,

         b) if Bingo Press has not cured the failure or default to the satisfaction of the Registrar, the Registrar or designate and Bingo Press shall meet within 15 days of the date of the Registrar advising Bingo Press in writing of any purported failure or default to review the purported failure or default and to discuss an appropriate course of action and appropriate assessment of damages,

         c) if the discussions do not resolve the purported failure or default within 30 days of the meeting, the Registrar or Bingo Press may refer matters that are of a business nature that are in dispute to an advisory committee for a nonbinding recommended resolution. Any advisory committee shall be appointed and shall carry out its functions in accordance with Appendix "D". The parties acknowledge and agree that the Arbitration Act, S.O. 1991, c. 17 shall not apply to the advisory committee, or its recommendations.

25.0     Appendices

The parties acknowledge and agree that the following appendices form put of this Agreement to the extent that they have not otherwise been modified by this
Agreement:

         a)       Appendix A - Request for Proposal, August 6, 1997

         b) Appendix B - Bingo Press's submission in response to the Request for Proposal, September 22, 1997

         c)       Appendix C - Business Plan

Agreement
October 13, 1998
Page 16


         d)       Appendix D - Business Dispute Resolution Advisory Committee

26.0     Recitals

The Parties acknowledge and agree that the Recitals are accurate and form part of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective duly authorized signing officers.

Dated at St. Catherines this 13th day of October, 1998.



Signed, sealed and delivered              For Bingo Press and Specialty Limited



                                          Per: /s/ Dove Rye
                                          --------------------------------------



                                          For the Registrar



                                          /s/ [illegible]
                                          --------------------------------------

                                   Appendix C

                                  Business Plan

It is expected that a Business Plan submitted to the Registrar shall include, at a minimum, the following matters:

1)       proposed products for development and manufacture,

2) expected impact of the proposed product on the objectives to improve enforcement and efficiency of the province's break open ticket sector and to enhance the level of proceeds obtained by licensees from break open ticket lottery schemes,

3) pricing of the proposed product and any breakdown of the pricing of the proposed product requested by the Registrar,

4)       timing for the development and manufacture of the proposed product,

5) marketing plan for the proposed product, including identification of proposed market to be served and how that market fits into the broader market for break open tickets.

6) details with respect to the production, manufacture, including printing, and supply of break open tickets. including functions or activities to be carried out by persons other than Bingo Press by contract, subcontract or otherwise, and

7) process for monitoring sales levels, assessing Licensee and player satisfaction with the product and determining if the product is meeting its objectives and for any amendments to the approved Business Plan,

8)       such other information as the Registrar may require.

                                   Appendix D

                 Business Dispute Resolution Advisory Committee

The purpose of the Advisory Committee is to provide recommendations to the parties to resolve disputes that are of a business nature that arise out of the Agreement and to attempt to resolve the dispute by conciliation or otherwise. The following matters may be referred to the Committee:

o the reasonableness of the course of action proposed by Bingo Press to resolve any purported failure or default identified by the Registrar;

o the reasonableness of the course of action proposed by the Registrar to resolve any purported failure or default identified by the Registrar; and

o the amount of damages assessed by the Registrar in lieu of termination of the Agreement.

The Advisory Committee shall be comprised of three persons. The Registrar and Bingo Press shall each nominate one person within 5 days of the matter being referred to the Advisory Committee. The third person shall be selected by the two nominees within 5 days of the nomination of the other two members of the Advisory Committee.

The Advisory Committee shall meet within 5 days of its appointment. The Advisory Committee shall review the information and materials provided to it by the Registrar and by Bingo Press. The Advisory Committee and its members shall maintain all information and materials confidential and use such information and materials solely for purposes of resolving the dispute referred to it. The Advisory Committee and its members shall return all information and materials to either the Registrar or Bingo Press, from whom the information and materials were received.

The Advisory Committee may, in its discretion, make such further inquiries and request such further information or materials as it considers necessary and the Registrar or Bingo Press may provide such further information or materials to the Advisory Committee as it considers necessary to assist the Advisory Committee. The Advisory Committee shall make such inquiries or request such information or materials within 10 days of its appointment.

The Advisory Committee may attempt to resolve the dispute by conciliation or otherwise. If the dispute is not resolved within 15 days of its appointment, the Advisory Committee shall provide its recommendations in writing to the Registrar and to Bingo Press within 20 days of its appointment. The recommendations of the Advisory Committee do not have to be unanimous.

If the Advisory Committee cannot carry out its functions within the times provided, it may request and the Registrar and Bingo Press may consent to an extension of time. Any extension of time must be mutually consented to by the Registrar and Bingo Press.

The Advisory Committee may establish its own procedures that are not inconsistent with this Appendix, where it considers such procedures to be necessary and appropriate to carry out its functions.